UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Duff & Phelps Utility and Corporate Bond Trust Inc.

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DUFF & PHELPS UTILITY AND CORPORATE BOND TRUST INC.

200 S. Wacker Drive, Suite 500

Chicago, Illinois 60606

(800) 338-8214

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 24, 2020

The annual meeting of shareholders of Duff & Phelps Utility and Corporate Bond Trust Inc. (the “Fund”) will be held at the offices of Duff & Phelps Investment Management Co., 200 South Wacker Drive, Suite 500, Chicago, Illinois 60606, on Tuesday, March 24, 2020 at 9:00 a.m., Central Time, to:

1.	Elect Geraldine M. McNamara and David J. Vitale as directors of the Fund by the holders of the Fund’s common stock;

2.

Consider and vote on a shareholder proposal, if properly presented at the meeting, asking the board of directors of the Fund to consider a self-tender offer for all outstanding common stock of the Fund, and, if more than 50% of the Fund’s outstanding shares are submitted for tender, to cancel the tender offer and either liquidate the Fund or convert it to an open-end fund or exchange-traded fund; and

3.	Transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Shareholders of record at the close of business on December 27, 2019 are entitled to vote at the meeting.

For the Board of Directors of the Fund,

WILLIAM J. RENAHAN Secretary

January 16, 2020

SHAREHOLDERS, WE NEED YOUR PROXY VOTE IMMEDIATELY.

YOUR VOTE IS VITAL. THIS MEETING IS VERY IMPORTANT BECAUSE AN OPPORTUNISTIC INVESTOR THAT HAS BEEN ACCUMULATING SHARES IN THE FUND HAS SUBMITTED A PROPOSAL WHICH ASKS THE BOARD TO CONSIDER A TENDER OFFER FOR ALL OF THE FUND’S SHARES AND POTENTIALLY TO ELIMINATE THE ABILITY OF THE FUND TO OPERATE AS A CLOSED-END FUND. THE BOARD OF YOUR FUND UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

THE MEETING OF SHAREHOLDERS WILL HAVE TO BE ADJOURNED WITHOUT CONDUCTING ANY BUSINESS IF FEWER THAN A MAJORITY OF THE SHARES ELIGIBLE TO VOTE ARE REPRESENTED. IN THAT EVENT, THE FUND MAY NEED TO CONTINUE TO SOLICIT VOTES IN AN ATTEMPT TO OBTAIN A QUORUM. TO AVOID THE EXPENSE OF AND THE POSSIBLE DELAY CREATED BY SUCH A SOLICITATION, PLEASE VOTE YOUR PROXY IMMEDIATELY. YOU AND ALL OTHER SHAREHOLDERS WILL BENEFIT FROM YOUR COOPERATION.

PROXY STATEMENT

The board of directors (the “Board”) of the Fund is soliciting proxies from the shareholders of the Fund for use at the annual meeting of shareholders to be held on Tuesday, March 24, 2020 and at any adjournment or postponement of that meeting. A proxy may be revoked at any time before it is voted, either by voting in person at the meeting or by written notice to the Fund or delivery of a later-dated proxy.

Summary of Proposals to Be Voted Upon

1.	Election of Geraldine M. McNamara and David J. Vitale as directors of the Fund

2.

If properly presented at the meeting, a shareholder proposal asking the Board to consider a self-tender offer for all outstanding common stock of the Fund, and, if more than 50% of the Fund’s outstanding shares are submitted for tender, to cancel the tender offer and either liquidate the Fund or convert it to an open-end fund or exchange-traded fund

This meeting is very important because an opportunistic investor that has accumulated shares in the Fund has submitted Proposal 2 above, which asks the Board to consider a tender offer for all of the Fund’s shares and potentially to eliminate the ability of the Fund to operate as a closed-end fund. This proposal is unanimously OPPOSED by the Board. Your Board is asking you to vote “AGAINST” the shareholder proposal for the reasons discussed in detail under “Opposing Statement of the Board of Directors” later in this proxy statement.

Shareholders of record of the Fund at the close of business on December 27, 2019 are entitled to notice of and to participate in the meeting. On the record date, DUC had 27,494,683 shares of common stock outstanding. Each share of common stock outstanding on the record date entitles the holder thereof to one vote for each director being elected by the common stock (with no cumulative voting permitted) and to one vote on each other matter.

This proxy statement is first being mailed on or about January 16, 2020. The Fund will bear the cost of the annual meeting and this proxy solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Tuesday, March 24, 2020: The proxy statement for the 2020 annual meeting, the form of proxy card and the annual report for the most recently ended fiscal year are available to the Fund’s shareholders at www.dpimc.com/duc. You can obtain directions to the annual meeting by contacting the administrator for the Fund at (833) 604-3163 (toll-free) or fa@rwbaird.com.

1. ELECTION OF DIRECTORS

The Board of the Fund is responsible for the overall management and operations of the Fund. As of the date of this proxy statement, the Board of the Fund is composed of seven directors. Directors of the Fund are divided into three classes and are elected to serve staggered three-year terms.

The persons named in the enclosed proxy intend to vote in favor of the election of the persons named below (unless otherwise instructed). Each of the nominees has consented to serve as a director of the Fund, if elected. In case any of the nominees should become unavailable for election for any unforeseen reason, the persons designated in the proxy will have the right to vote for a substitute.

Election of the Fund’s Directors (Proposal 1)

At the meeting, holders of the Fund’s common stock are entitled to elect two directors for a term ending in 2023 to serve until the annual meeting of shareholders in that year and until their respective successors are elected and qualified. A plurality of votes cast at the meeting by the holders of the Fund’s common stock is necessary to elect those directors. Abstentions and broker-non-votes will be counted for purposes of determining whether a quorum is present at the meeting, but will not affect the determination of whether a director candidate has received a plurality of votes cast.

Biographical Information about Nominees and Continuing Directors

Set forth in the table below are the names and certain biographical information about the nominees for the position of director and the continuing directors of the Fund. All of the directors are elected to the Fund’s Board by the holders of the Fund’s common stock. All of the Fund’s directors also serve on the board of directors of three other registered closed-end investment companies that are advised by Duff & Phelps Investment Management Co., the Fund’s investment adviser (the “Adviser”): DNP Select Income Fund Inc. (“DNP”), Duff & Phelps Utility and Infrastructure Fund Inc. (“DPG”) and DTF Tax-Free Income Inc. (“DTF”).

All of the directors of the Fund, with the exception of Mr. Partain, are classified as independent directors because none of them are “interested persons” of the Fund, as defined in the Investment Company Act of 1940 (the “1940 Act”). Mr. Partain is an “interested person” of the Fund by reason of his positions as President and Chief Executive Officer of the Fund and President, Chief Investment Officer and employee of the Adviser. The term “Fund Complex” refers to the Fund and all other investment companies advised by affiliates of Virtus Investment Partners, Inc. (“Virtus”), the Adviser’s parent company. The address for all directors is c/o Duff & Phelps Investment Management Co., 200 South Wacker Drive, Suite 500, Chicago, Illinois 60606.

Name, Address and Age	Positions Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years & Qualifications	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held by the Director During Past 5 Years
Nominees—Independent Directors

Geraldine M. McNamara Age: 68	Director	Nominee for a term expiring in 2023; Director since 2003	Private investor since 2006; Managing Director, U.S. Trust Company of New York 1982-2006	71

	Ms. McNamara was selected to serve on the Board because her experience of advising individuals on their personal financial management has given her an enhanced understanding of the goals and expectations that individual investors bring to the Fund.

Name, Address and Age	Positions Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years & Qualifications	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held by the Director During Past 5 Years

David J. Vitale Age: 73	Director and Chairman of the Board	Nominee for a term expiring in 2023; Director since 2005	Advisor, Ariel Investments, LLC since October 2019; Chairman, Urban Partnership Bank 2010-2019; President, Chicago Board of Education 2011-2015; Senior Advisor to the CEO, Chicago Public Schools 2007-2008 (Chief Administrative Officer 2003-2007); President and Chief Executive Officer, Board of Trade of the City of Chicago, Inc. 2001-2002; Vice Chairman and Director, Bank One Corporation 1998-1999; Vice Chairman and Director, First Chicago NBD Corporation, and President, The First National Bank of Chicago 1995-1998; Vice Chairman, First Chicago Corporation and The First National Bank of Chicago 1993-1998 (Director 1992-1998; Executive Vice President 1986-1993)	4	Director, United Continental Holdings, Inc. (airline holding company), Ariel Investments, LLC and Wheels, Inc. (automobile fleet management); Chairman, Urban Partnership Bank 2010-2019

	Mr. Vitale was selected to serve on the Board because of his extensive experience as an executive in both the private and public sector, his experience serving as a director of other public companies and his knowledge of financial matters, capital markets, investment management and the utilities industry.

Name, Address and Age	Positions Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years & Qualifications	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held by the Director During Past 5 Years
Continuing Directors—Independent Directors

Donald C. Burke Age: 59	Director	Director the Fund since 2014; term expires 2021	Retired since 2009; President and Chief Executive Officer, BlackRock U.S. Funds 2007-2009; Managing Director, BlackRock Inc. 2006-2009; Managing Director, Merrill Lynch Investment Managers 1990-2006	71	Director, Avista Corp. (energy company); Trustee, Goldman Sachs Fund Complex 2010-2014; Director, BlackRock Luxembourg and Cayman Funds 2006-2010

	Mr. Burke was selected to serve on the Board because of his extensive experience with mutual funds, including as president and chief executive officer of a major fund complex, and subsequently as an independent trustee of another major fund complex, and because of his knowledge of the utility industry derived from his service on the board of a public company involved in the production, transmission and distribution of energy.

Robert J. Genetski Age: 77	Director	Director since 2009; term expires 2022	Co-owner, Good Industries, Inc. (branding company) since 2014; President, Robert Genetski & Associates, Inc. (economic and financial consulting firm) since 1991; Senior Managing Director, Chicago Capital Inc. (financial services firm) 1995-2001; former Senior Vice President and Chief Economist, Harris Trust & Savings Bank; author of several books	4

	Dr. Genetski was selected to serve on the Board because of his academic and professional qualifications as an economist and a published author and speaker on economic topics and his experience in overseeing investment research and asset management operations.

Name, Address and Age	Positions Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years & Qualifications	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held by the Director During Past 5 Years

Philip R. McLoughlin Age: 73	Director	Director since 1996; term expires 2022	Private investor since 2010; Partner, CrossPond Partners, LLC (investment management consultant) 2006-2010; Managing Director, SeaCap Partners LLC (strategic advisory firm) 2009-2010	74	Chairman of the Board, Lazard World Trust Fund (closed-end fund; f/k/a The World Trust Fund) 2010-2019 (Director since 1991)

	Mr. McLoughlin was selected to serve on the Board because of his understanding of asset management and mutual fund operations and strategy gained from his experience as chief executive officer of an asset management company and chief investment officer of an insurance company.

Eileen A. Moran Age: 65	Director and Vice Chairperson of the Board	Director the Fund since 1996; term expires 2021	Private investor since 2011; President and Chief Executive Officer, PSEG Resources L.L.C. (investment company) 1990-2011	4

	Ms. Moran was selected to serve on the Board because of her experience in managing a large portfolio of assets, a significant portion of which were invested in the electric and natural gas utility industry.

Name, Address and Age	Positions Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years & Qualifications	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held by the Director During Past 5 Years
Continuing Director—Interested Director

Nathan I. Partain, CFA Age: 63	President, Chief Executive Officer and Director	Director since 2007; term expires 2022	President and Chief Investment Officer of the Adviser since 2005 (Executive Vice President 1997-2005); Director of Utility Research, Duff & Phelps Investment Research Co. 1989-1996 (Director of Equity Research 1993-1996 and Director of Fixed Income Research 1993); President and Chief Executive Officer of DNP Select Income Fund Inc. since 2001 (Chief Investment Officer 1998-2017; Executive Vice President 1998-2001; Senior Vice President 1997-1998); President and Chief Executive Officer of DUC and DTF since 2004 and of DPG since 2011	4	Chairman of the Board and Director, Otter Tail Corporation (manages diversified operations in the electric, plastics, manufacturing and other business operations sectors)

	Mr. Partain was selected to serve on the Board because of his significant knowledge of the Fund’s operations as Chief Executive Officer of the Fund and President of the Adviser, and because of his experience serving as a director of another public utility company and chairman of its board and audit committee.

Board Leadership Structure

The Board believes that the most appropriate leadership structure for the Fund is for the Chairman of the Board to be an independent director, in order to provide strong, independent oversight of the Fund’s management and affairs, including the Fund’s risk management function. Accordingly, while the Chief Executive Officer of the Fund will generally be a member of the Board, he or she will not normally be eligible to serve as Chairman of the Board. The independent Chairman of the Board presides at meetings of the shareholders, meetings of the Board and meetings of independent directors. In addition, the independent Chairman of the Board takes part in the meetings and deliberations of all committees of the Board, facilitates communication among directors and communication between the Board and the Fund’s management and is available for consultation with the Fund’s management between Board meetings. The Board has four standing committees, which are described below: the executive committee, the audit committee, the contracts committee, and the nominating and governance committee.

The executive committee of the Board is currently comprised of Mr. Vitale (Chairman), Mr. Burke, Ms. McNamara and Ms. Moran, and has authority, with certain exceptions, to exercise the powers of the Board between Board meetings.

The audit committee of the Board is currently comprised of all independent directors of the Fund (Mr. Burke, Chairman) and makes recommendations regarding the selection of the Fund’s independent registered public accounting firm, meets with representatives of that accounting firm to determine the scope of and review the results of each audit and assists the Board in overseeing the Fund’s accounting, auditing, financial reporting and internal control functions.

The contracts committee of the Board is currently comprised of all independent directors of the Fund (Ms. Moran, Chairperson) and makes recommendations regarding the Fund’s contractual arrangements for investment management and administrative services, including the terms and conditions of such contracts.

The nominating and governance committee of the Board is currently comprised of all independent directors of the Fund (Ms. McNamara, Chairperson) and selects nominees for election as directors, recommends individuals to be appointed by the Board as officers of the Fund and members of Board committees and makes recommendations regarding other Fund governance and Board administration matters. The committee also oversees the Board’s continuing education program, which includes quarterly presentations for directors covering a variety of topics, including, among other topics, (i) the industries and types of investments in which the Fund invests, (ii) investment techniques utilized by the Fund, (iii) current developments in securities law and the mutual fund industry (iv) best practices in corporate and mutual fund governance and (v) enterprise risk management, cybersecurity, and other emerging issues.

During the Fund’s fiscal year ended October 31, 2019, the Board met four times; the Board’s audit committee met two times; the Board’s nominating and governance committee met two times; the Board’s contracts committee met two times; and the Board’s executive committee did not meet, but acted once by written consent. Each director attended at least 75% in the aggregate of the meetings of the Board and of the committees on which he or she served.

Risk Oversight. The audit committee charter provides that the audit committee is responsible for discussing with management the guidelines and policies that govern the process by which management assesses and manages the Fund’s major financial risk exposures. The contracts committee charter provides that in assessing whether the Fund’s investment advisory agreement and administration agreement should be continued, the contracts committee is to give careful consideration to the risk oversight policies of the Adviser and the Fund’s administrator, respectively. In addition, the audit committee and the full Board receive periodic reports on enterprise risk management from the chief risk officer of the Adviser.

Nomination of Directors. The nominating and governance committee acts under a written charter that was most recently amended on December 14, 2016. A copy of the charter is available on the Fund’s website at www.dpimc.com/duc and in print to any shareholder who requests it. None of the members of the nominating and governance committee are “interested persons” of the Fund as defined in Section 2(a)(19) of the 1940 Act. In identifying potential director nominees, the nominating and governance committee considers candidates recommended by one or more of the following sources: the Fund’s current directors, the Fund’s officers, the Fund’s shareholders and any other source the committee deems appropriate. The committee may, but is not required to, retain a third-party search firm at the Fund’s expense to identify potential candidates. Shareholders wishing to recommend candidates to the nominating and governance committee should submit such recommendations to the Secretary of the Fund, who will forward the recommendations to the committee for consideration. See also “Shareholder Proposals and Nominations” under “Other Information” below.

Diversity Policy. The goal of the Fund is to have a board of directors comprising individuals with a diversity of business, educational and life experiences (including, without limitation, with respect to accounting and finance, business and strategic judgment, investment management and financial markets, and knowledge of the industries in which the Fund invest) that will enable them to constructively review, advise and guide management of the Fund. The annual Board self-evaluation process includes consideration of whether the Board’s composition represents an appropriate balance of skills and diversity for the Fund’s needs. In evaluating potential director nominees, including nominees recommended by shareholders, the nominating and governance committee considers such qualifications and skills as it deems relevant but does not have any specific minimum qualifications that must be met by a nominee. The committee considers, among other things:

•	the extent to which the candidate’s business, educational and life experiences will add to the diversity of the Board;

•	whether the candidate will qualify as a director who is not an “interested person” of the Fund;

•	the absence of any real or apparent conflict of interest that would interfere with the candidate’s ability to act in the best interests of the Fund and its shareholders;

•	the contribution that the candidate can make to the Board by virtue of his or her education, business experience and financial expertise;

•	the interplay of the candidate’s skills and experience with the skills and experience of other Board members;

•	whether the candidate is willing to commit the time necessary to attend meetings and fulfill the responsibilities of a director; and

•	the candidate’s personality traits, including integrity, independence, leadership, sound business judgment and the ability to work effectively with the other members of the Board.

With respect to the renomination of incumbent directors, past service to the Board is also considered.

Retirement Policy. The bylaws of the Fund establish a mandatory retirement age of 78 for directors of the Fund. Specifically, no person who has attained the age of 78 years is eligible for election or reelection as a director, and no incumbent director who attains the age of 78 years is qualified to continue serving as a director following the adjournment of the next succeeding annual meeting of shareholders, and therefore his or her service on the Board will automatically terminate at such time. None of the director nominees or incumbent directors are 78 years or older as of the date of this proxy statement or will be 78 years or older as of the scheduled date of the annual meeting.

Officers of the Fund

The officers of the Fund are elected at the annual meeting of the Board held in connection with the annual meeting of shareholders. The officers receive no compensation from the Fund, but are also officers of the Adviser or the Fund administrator and receive compensation in such capacities. Information about Nathan I. Partain, the President and Chief Executive Officer of the Fund, is provided above under the caption “Continuing Director—Interested Director.” The address for all officers listed below is c/o Duff & Phelps Investment Management Co., 200 South Wacker Drive, Suite 500, Chicago, Illinois 60606, except as noted.

Name, Address and Age	Position(s) Held with Fund and Length of Time Served	Principal Occupation(s) During Past 5 Years
Alan M. Meder, CFA, CPA Age: 60	Treasurer of the Fund since 2000 and Principal Financial and Accounting Officer and Assistant Secretary since 2002	Treasurer of DTF since 2000 and Principal Financial and Accounting Officer and Assistant Secretary since 2002; Treasurer, Principal Financial and Accounting Officer and Assistant Secretary of DNP since 2011 (Assistant Treasurer 2010-2011); Treasurer, Principal Financial and Accounting Officer and Assistant Secretary of DPG since 2011; Chief Risk Officer of the Adviser since 2001 and Senior Managing Director since 2014 (Senior Vice President 1994-2014); Member, Board of Governors of CFA Institute 2008-2014 (Chair 2012-2013; Vice Chair 2011-2012); Member, Financial Accounting Standards Advisory Council 2011-2014

Daniel J. Petrisko, CFA Age: 59	Chief Investment Officer of the Fund since 2004, Senior Vice President since 2017 and Assistant Secretary since 2015 (Vice President 2000-2016; Portfolio Manager 2002-2004)	Senior Vice President of DNP since 2017 and Assistant Secretary since 2015 (Vice President 2015-2016); Senior Vice President of DPG and DTF since 2017 and Assistant Secretary since 2015; Executive Managing Director of the Adviser since 2017 (Senior Managing Director 2014-2017; Senior Vice President 1997-2014; Vice President 1995-1997)

William J. Renahan Age: 50	Vice President and Secretary of the Fund since 2015	Vice President and Secretary of DNP and DTF since 2015; Vice President of DPG since 2012 and Secretary since 2015 (Assistant Secretary 2012-2015); Secretary of the Adviser since 2014, Senior Counsel since 2015 and Chief Compliance Officer since March 2019; Senior Legal Counsel and Vice President, Virtus Investment Partners, Inc. since 2012; Managing Director, Legg Mason, Inc. (and predecessor firms) 1999-2012

Name, Address and Age	Position(s) Held with Fund and Length of Time Served	Principal Occupation(s) During Past 5 Years
Joyce B. Riegel Age: 65	Chief Compliance Officer of the Fund since 2003	Chief Compliance Officer of DTF since 2003; Chief Compliance Officer of DNP since 2004; Chief Compliance Officer of DPG since 2011; Senior Managing Director of the Adviser since 2014 (Chief Compliance Officer 2002-March 2019; Senior Vice President 2004-2014; Vice President 2002-2004)

Dianna P. Wengler Robert W. Baird & Co. Incorporated 500 West Jefferson Street Louisville, KY 40202 Age: 59	Vice President and Assistant Secretary of the Fund since 2014.	Vice President of DNP since 2006 and Assistant Secretary since 1988 (Assistant Vice President 2004-2006); Vice President and Assistant Secretary of DTF since 2014; Senior Vice President and Director—Fund Administration, Robert W. Baird & Co. Incorporated since 2019; Senior Vice President, J.J.B. Hilliard, W.L. Lyons, LLC (“Hilliard Lyons”) 2016-2019 (Vice President 1990-2015); Senior Vice President, Hilliard-Lyons Government Fund, Inc. 2006-2010 (Vice President 1998-2006; Treasurer 1988-2010)

The following table provides certain information relating to the equity securities beneficially owned by each director or director nominee as of October 31, 2019, (i) in the Fund and (ii) on an aggregate basis, in any registered investment companies overseen or to be overseen by the director or nominee within the same family of investment companies as the Fund, in each case based on information provided to the Fund, including information furnished by the Fund’s service providers.

Name of Director	Dollar Range of Equity Securities Owned in DUC	Aggregate Dollar Range of Equity Securities in All Funds Overseen or to be Overseen by Director or Nominee in Family of Investment Companies
Independent Directors
Donald C. Burke	$10,001–$50,000	Over $100,000
Robert J. Genetski	$1–$10,000	Over $100,000
Philip R. McLoughlin	$1–$10,000	Over $100,000
Geraldine M. McNamara	$10,001–$50,000	Over $100,000
Eileen A. Moran	$50,001–$100,000	Over $100,000
David J. Vitale	None	$50,001–$100,000

Interested Director
Nathan I. Partain	None	Over $100,000

Based on information provided to the Fund, including information furnished by the Fund’s service providers, as of October 31, 2019, none of the independent directors, or their immediate family members, owned any securities of the Adviser or any person (other than a registered investment company) directly or indirectly controlling, controlled by or under common control with the Adviser.

The following table sets forth the aggregate compensation paid to each director by the Fund with respect to its most recently completed fiscal year and by the Fund Complex with respect to the fiscal year ended October 31, 2019.

COMPENSATION TABLE(1)

Name of Director	Aggregate Compensation from the Fund	Aggregate Compensation from DNP, DPG and DTF(2)	Aggregate Compensation from Other Funds in Fund Complex(2)	Total Compensation from Fund Complex Paid to Directors(2)
Independent Directors
Donald C. Burke	$15,554.96	$76,445.04	$280,000.00	$372,000.00
Robert J. Genetski	14,202.32	69,797.68	—	84,000.00
Philip R. McLoughlin	14,202.32	69,797.68	647,744.56	731,744.56
Geraldine M. McNamara	15,554.96	76,445.04	316,195.65	408,195.65
Eileen A. Moran	15,554.96	76,445.04	—	92,000.00
David J. Vitale	22,656.12	111,343.88	—	134,000.00

Interested Director
Nathan I. Partain	0	0	0	0

(1)

Because each director serves as a director of each of DNP, DPG, DUC and DTF, directors receive a single set of fees as remuneration for their service to all four funds: (i) each director not affiliated with the Adviser receives a retainer fee of $84,000 per year; (ii) the chairpersons of the audit committee, contracts committee and nominating and governance committee each receive an additional retainer fee of $8,000 per year; and (iii) the Chairman of the Board receives an additional retainer fee of $50,000 per year. Directors and officers affiliated with the Adviser receive no compensation from the Fund Complex for their services as such. In addition to the amounts shown in the table above, all directors and officers who are not interested persons of the Fund or the Adviser or affiliated with the Fund administrator are reimbursed for the expenses incurred by them in connection with their attendance at a meeting of the Board or a committee of the Board. The Fund does not have a pension or retirement plan applicable to its directors or officers.

(2)

Please refer to the table on pages 2 to 6 for the number of investment companies in the Fund Complex overseen by each director. In addition to DNP, DPG, DUC and DTF, Mr. Burke, Mr. McLoughlin and Ms. McNamara respectively oversee 71, 75 and 71 additional funds that are advised by affiliates of Virtus.

The Board of the Fund, including all of the independent directors, unanimously recommends a vote “FOR” the election of the two nominees for director named above.

2. SHAREHOLDER PROPOSAL ASKING THE BOARD OF DIRECTORS OF THE FUND TO CONSIDER A SELF-TENDER OFFER FOR ALL OUTSTANDING COMMON STOCK OF THE FUND, AND, IF MORE THAN 50% OF THE FUND’S OUTSTANDING SHARES ARE SUBMITTED FOR TENDER, TO CANCEL THE TENDER OFFER AND EITHER LIQUIDATE THE FUND OR CONVERT IT TO AN OPEN-END FUND OR EXCHANGE-TRADED FUND

A shareholder of the Fund, Karpus Management, Inc. (“Karpus”), has informed the Fund that it intends to submit a shareholder proposal at the meeting and has requested that the Fund include the shareholder proposal in this year’s proxy materials. This proposal is non-binding and requests that the Board take certain actions if Karpus’ proposal is approved by shareholders. The Fund will provide the address of Karpus and the number of shares it owns promptly to any shareholder upon receiving an oral or written request for such information.

A majority of votes cast at the meeting by the holders of the Fund’s common stock is necessary to approve Karpus’ proposal. Abstentions and broker-non-votes will be counted for purposes of determining whether a quorum is present at the meeting, but will not affect the determination of whether Karpus’ proposal has received a majority of votes cast.

The non-binding shareholder proposal and Karpus’ supporting statement for it, exactly as received by the Fund, are set forth below and are followed by the Board’s explanation of the reasons for opposing the proposal. The Fund is not responsible for the shareholder proposal or Karpus’ supporting statement. The Board unanimously recommends that you vote “AGAINST” the shareholder proposal.

Shareholder Proposal

BE IT RESOLVED, the shareholders of the Duff & Phelps Utility and Corporate Bond Trust Inc. (“DUC” or the “Fund”) request that the Board of Directors (the “Board”) promptly consider authorizing a self-tender offer for all outstanding common shares of the Fund at or close to net asset value (“NAV”). If more than 50% of the Fund’s outstanding common shares are tendered, the tender offer should be cancelled and the Board should take the steps necessary to liquidate, merge, or convert the Fund to an open-end mutual fund or exchange traded fund.

Shareholder’s Supporting Statement

Through the end of August, our fund traded at an average discount of -8.4% over the last year, -7.5% over the last 3 years, and -7.8% over the last 5 years (Source: Bloomberg Finance, L.P.).

DUC’s persistently wide discount appears attributable to poor relative price and net asset value (“NAV”) performance as compared to its Lipper closed-end fund peer group. In fact, following are the price and net asset value performance over various periods, as well as the Fund’s performance ranking within its Lipper General Bond Fund category (the higher the percentage, the worse it performed compared to its peers):

	10 Yrs.	5 Yrs.	1 Yr.	YTD
Market Return	3.76%	3.50%	11.89%	13.49%
Lipper Pct. Rank	95	97	38	89
NAV Return	4.26%	2.94%	8.29%	7.92%
Lipper Pct. Rank	89	89	35	71

Source: Closed-end Fund Association, www.cefa.com, data as of 9/12/2019, Lipper General Bond Fund category.

When closed-end funds underperform, investors require: (1) a thoughtful and detailed explanation of management’s recent decisions, and (2) the Board’s plan going forward. Neither of these proactive steps have been offered, which is why we believe the Fund’s underperformance has also led to perpetually wide discounts. The Fund’s discount also indicates that the market has lost faith in the Adviser’s ability to significantly add to shareholder value.

To address this, the Fund’s own prospectus says: “The board of directors of the Fund has established a policy to consider, on at least an annual basis, whether to make open market repurchases of and/or tender offers for shares of the Fund’s common stock to seek to reduce any market discount from net asset value that may exist” [emphasis added]. Additionally, the prospectus identifies a discount of “3% or more” for 12 week period as the level where the Board could consider such actions.

Even though the Fund is likely to argue against our proposal in a manner that well exceeds the word limit restriction we are allowed to include in this proposal, the premise of our proposal is simple: we believe that the Board must be more responsive to enhancing shareholder value.

Please vote FOR our proposal and tell DUC’s Board that you want it to take more effective action to narrow the Fund’ s discount.

BOARD RECOMMENDATION: AS DETAILED IN THE FOLLOWING OPPOSING STATEMENT, THE BOARD OF THE FUND, INCLUDING THE INDEPENDENT DIRECTORS, HAS CONCLUDED THAT THE SHAREHOLDER PROPOSAL IS NOT IN THE BEST INTERESTS OF THE FUND AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE SHAREHOLDER PROPOSAL (PROPOSAL 2)

Opposing Statement of the Board of Directors

FOR THE REASONS DISCUSSED BELOW, THE FUND’S BOARD STRONGLY BELIEVES THAT PROPOSAL 2 IS AN “OPPORTUNIST’S PROPOSAL” THAT IS NOT IN THE BEST INTERESTS OF ALL SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 2.

Reasons for the Board’s Unanimous Recommendation

The Fund’s Board has carefully and thoughtfully reviewed and considered the Opportunist’s Proposal and for the following reasons believes that it is not in the best interest of the Fund and its shareholders:

1.	This proposal is primarily intended to create short-term gains to benefit opportunistic shareholders—not shareholders who plan to hold Fund shares for the long-term;

2.

The proposal likely would significantly reduce Fund assets, which would reduce the potential for economies of scale and cause the Fund to bear certain fixed costs with a smaller asset base, likely increasing the overall expense ratio of the Fund;

3.

The proposal would potentially force the Fund to sell securities at an inopportune time, cause the Fund to bear additional transaction expenses to rebalance its portfolio and significantly diminish the Fund’s ability to operate efficiently, all without providing any meaningful benefits to the Fund’s long-term shareholders;

4.

The Fund remains committed to taking a long term view and focusing only on higher quality investments consistent with its investment restrictions that require it to invest in investment grade securities;

5.	The Fund has performed in a manner consistent with its investment mandate, notwithstanding the flawed performance comparisons suggested by Karpus;

6.	The Fund’s discount is far less significant than suggested by Karpus;

7.

The Board periodically considers and takes actions to reduce the Fund’s discount relative to its peer funds—actions that are more protective of shareholders than the drastic actions contemplated by the Opportunist’s Proposal; and

8.	Approval of the proposal would increase uncertainty and require subsequent costly actions, and potentially eliminate the Fund as an investment option for shareholders.

For these reasons, as described in more detail below, the Board strongly believes that shareholders are best served by voting AGAINST the Opportunist’s Proposal.

1.	Karpus, as an “Opportunist,” has offered a proposal that could provide itself with short-term gains at the expense of long-term shareholders

In our view, the Opportunist, like many activists, primarily cares about its short-term gains and does not care about the long-term impact on your investment. The Opportunist has a history of targeting closed-end funds and starting proxy fights, presumably in the hope of making a short-term profit through a tender offer that would line its own pockets at the expense of other shareholders with longer investing horizons, who often plan to hold their shares into their retirement years. The Fund, if forced to initiate a self-tender or liquidate, runs the risk of selling its investments at a disadvantageous time and curtailing its investment flexibility as it manages a smaller pool of assets. These and other consequences, discussed further below, could impair the value of your investment, reduce future earnings available for distributions and increase the Fund’s expense ratio. Likewise, if the Fund is forced to convert to an open-end fund or exchange-traded fund (“ETF”), the Fund would likely have to operate in a materially different manner, effectively eliminating the Fund, as it exists today, as an investment option for you and other long-term shareholders.

Does the Opportunist care about this impact on your long-term investment? We do not believe so, because we expect that, once the Opportunist initiates these actions and pockets its short-term gains, it will move on to its next target.

Although the Opportunist has been a shareholder of the Fund since 2014 and has built up its position over time, the Opportunist substantially increased its position much more recently. Shareholders need to know that, during a period of approximately one month prior to submitting its proposal, the Opportunist bought approximately one third of the shares it currently owns. If the Fund is an underperforming investment—as the Opportunist now claims—then why did the Opportunist greatly increase its Fund holdings during that period, if not to profit from the expected short-term gains that might result from its actions? We believe the Opportunist is not being forthright with other shareholders in describing the motivations for its proposal.

2.	The Opportunist’s Proposal is NOT in the best interests of the Fund and long-term shareholders

None of the actions included in the Opportunist’s Proposal are likely to benefit the Fund and long-term shareholders.

The Opportunist has neither provided any data or rationale demonstrating how a tender offer, liquidation, or conversion to an open-end fund or ETF would improve the Fund’s long-term performance nor shown why such actions might be considered preferable to other features of the Fund that are valuable to shareholders, such as its regular monthly distributions. Both the Adviser and the Board believe that the long-term prospects for the Fund’s investments are strong, that a large tender offer or changing the Fund to an open-end fund or ETF could negatively impact the Fund’s long-term operations, and that a liquidation would not be in the shareholders’ best interests.

Tender offer

The Opportunist implies that the proposed tender offer would benefit all shareholders of the Fund, but the Board believes the tender offer would benefit only short term investors seeking to exploit the Fund’s current modest discount. In fact, a large tender offer could have an adverse impact on the Fund and its long term shareholders. Notably, the Opportunist does not mention that, in order to satisfy a tender offer, the Fund would have to liquidate portfolio holdings in order to have cash on hand to pay for the tendered shares. This could result in a number of negative consequences to the Fund and its long-term shareholders, including:

•

Asset liquidations could negatively impact long-term performance, which we believe the Opportunist has either failed to consider or, as an opportunistic, presumably short-term profit-seeker, has simply chosen to ignore. A tender offer would pressure the Fund to sell portfolio holdings relatively quickly and may require the portfolio managers to sell holdings at a time when it is inadvisable to do so, either because the security’s market price is below its perceived value or because the investment might not yet have achieved its expected potential.

•

Transaction costs related to liquidation trades may be substantial and would not be borne solely by those shareholders participating in the tender offer. The Fund would also likely incur further expenses in rebalancing its portfolio following the liquidation of assets. To the extent that costs and expenses are not incurred prior to the expiration of the tender offer, only long term shareholders would bear such costs and expenses, while short-term holders would profit at the expense of the Fund and its continuing shareholders.

•

Ultimately, the tender offer could lead to a significant decrease in assets-spreading fixed costs over a smaller asset base-causing the Fund’s expense ratio to increase. Moreover, increased expenses could reduce returns, put the Fund at a disadvantage relative to its larger peers and potentially cause the Fund to trade at substantial discounts in the future. The Board and Fund management believe that it would be much more difficult for the Fund to meet its investment objectives and maintain its current distribution rate after being so severely diminished in size as a result of a large tender offer.

•

A tender offer would have to comply with federal securities laws and would require the Fund to prepare and file a tender offer statement with the Securities and Exchange Commission (“SEC”). The costs associated with this process could be significant and would be borne by all Fund shareholders.

A review of previous tender offers by other closed-end funds reveals that, even if there is a resulting narrowing of a fund’s discount, the effect is short-lived at best. The beneficiaries of such a temporary narrowing generally are opportunistic investors, who would likely seek to dispose of as much of their holdings as possible in order to line their pockets with short-term profits. In our view, long-term shareholders would ultimately suffer, for the reasons discussed above.

Liquidation

In our view, the Opportunist utterly disregards the finality of liquidation and its consequences for long-term investors. Shareholders of the Fund chose to invest in the Fund, in its current structure and format. A liquidation would thwart that choice and simply eliminate this product as a component of shareholders’ broader investment portfolios, without providing them with an alternative option for investment. Liquidation is also a lengthy process with many of the same logistical problems and costs described above relating to a tender offer.

Converting to an Open-End Fund or ETF

A conversion from a closed-end fund to an open-end fund or ETF would be expected to result in, among other things: (i) reduced asset levels, including through the required de-levering of the Fund in order to comply with regulatory requirements imposed on open-end funds and ETFs; (ii) higher operating costs; and (iii) a modified investment strategy to provide sufficient liquidity to accommodate daily redemptions. Unlike a closed-end fund, open-end funds and ETFs must accommodate cash inflows and outflows, which means that the amount of investable assets changes continually and unpredictably. This can sometimes act as a constraint on certain longer-term investment strategies. Quite simply, after the conversion, the resulting open-end fund or ETF would likely not resemble the original closed-end fund.

The Fund’s long-term shareholders have chosen to invest in the Fund because of the particular advantages of the closed-end fund structure. Unique features of closed-end funds, such as dividend reinvestment programs that allow shareholders to use dividends to purchase additional shares at the discounted open market price, and the current ability to utilize leverage to help increase the Fund’s returns, would be lost in a conversion to an open-end fund or ETF.

Conversion to an open-end fund or ETF would impair the Fund’s ability to use leverage, both because of the structural issues that arise with a fund that must confront possible redemptions and because of the regulatory limitations on permissible types of leverage that are imposed on open-end funds and ETFs, but not closed-end funds. The Fund’s use of leverage is currently accretive to the Fund’s earnings and supportive of the Fund’s distributions to shareholders. The Fund’s management, under the Board’s oversight, currently has the flexibility under the terms of the Fund’s credit facility to increase and decrease the Fund’s leverage based on its assessment of the market. However, following a conversion to an open-end fund or an ETF, the Fund would effectively lose this ability to nimbly adjust its leverage to meet the Fund’s needs or changing market conditions.

A closed-end fund also can maintain a cash level that is appropriate for its investment strategy. By comparison, an open-end fund must reserve cash and highly liquid assets to meet daily redemption requests, an obligation that may constrain long-term strategies and cause portfolio managers to make investment decisions they might otherwise not make. This difference is particularly significant in times of market stress, as a closed-end fund, unconstrained by temporary cash management concerns, is able to take advantage of attractive investment opportunities, whereas an open-end fund must often forgo such opportunities in order to meet the anticipated flood of redemption requests that often occur at such times.

Converting to an open-end fund would invariably lead to a decrease in the size of the Fund. Short-term profit-seekers, which in our view includes the Opportunist, typically purchase shares of a closed-end fund in advance of a forced conversion, only to then redeem all or most of those shares after the conversion to the open-end fund structure. This would very likely lead to a sudden and significant reduction of assets, compounded by the de-levering of the Fund, resulting in significant divestitures of the Fund’s assets under “fire sale” conditions, and leaving the Fund with fixed costs being spread over a much smaller asset base and the potential for increased expenses.

There are other ongoing expenses in the open-end fund structure that cannot be ignored, resulting from the need for continuous registration of shares with the SEC and certain states; registration statement updates, which would also entail additional legal and compliance expenses; and the active servicing of shareholders through a transfer agent. Transfer agent expenses are often significantly higher in the case of open-end funds.

In the event of a conversion to an unlisted open-end mutual fund, shareholders would lose the benefits of owning an exchange-listed fund, including the ability to purchase and sell Fund shares intra-day. Any proposed conversion to an ETF would require the Fund to satisfy the conditions of the SEC’s new rule governing the operation of ETFs, which may result in substantive changes to the manner in which the Fund has conducted its business to date, as well as potential increased costs to the Fund and shareholders.

These are all potential significant consequences of the Opportunist’s Proposal that would either (i) eliminate the Fund as a component in the broader investment portfolios of long-term investors or (ii) fundamentally change the Fund.

3.	The Board’s and the Adviser’s long-term focus has been on providing a high level of current income consistent with investing in securities of investment grade quality

Unlike the Opportunist, whose focus is, in our view, on its own short-term gains, your Board and the Adviser have historically taken a long-term perspective when determining how best to serve all shareholders and meet the objectives of the Fund. As you are aware, the Fund has achieved a solid long-term record for its shareholders, providing shareholders with significant current income in the form of the monthly dividend. By steadfastly adhering to its stated investment mandate, the Board and the Adviser believe that the Fund has been able to avoid much of the increased volatility that often accompanies higher risk strategies and the variability in dividend payments that may result. Adhering to this strategy, the Fund has demonstrated the ability to offer current income over a variety of market cycles, providing a more consistent income stream than many other closed-end funds. As a result, the Fund’s shareholders have enjoyed a higher level of income predictability.

4.	The Fund has performed in a manner consistent with its investment mandate, notwithstanding the flawed performance comparisons suggested by the Opportunist

The Opportunist’s focus on the Fund’s annualized performance relative to a peer group composed of funds that may have significantly higher risk profiles is flawed, self-serving and likely to be misleading. Unlike the mandate of the Fund, which is to invest only in investment grade securities at time of purchase, many funds in the Lipper General Bond Funds category (the Fund’s Lipper category referenced by the Opportunist) appear to have no such restriction and traditionally have had significant exposure to non-investment grade securities (also known as “junk bonds”). For example, a recent sampling of funds in the General Bond Funds category for which information is readily available reveals that non-investment grade exposure ranges from 2% to in excess of 90% of the total assets of those so-called peer funds. Comparing your Fund to funds with significantly different risk profiles is, in our view, misguided and illustrates the Opportunist’s lack of understanding of the Fund and its stated investment objective.

The Board believes, as is consistently shown in the Fund’s shareholder reports, that the Bloomberg Barclays U.S. Aggregate Bond Index—which includes only investment grade bonds as index components—is the most appropriate index to which the Fund’s performance should be compared.

A comparison of the Fund’s performance and the index returns of the Bloomberg Barclays U.S. Aggregate Bond Index is shown below. It is important to note that the index returns stated below include no fees or expenses, whereas the Fund’s net asset value (“NAV”) returns are net of fees and expenses.

	Total Return For the periods indicated through December 31, 2019
	One Year	Three Years (annualized)	Five Years (annualized)	Ten Years (annualized)
Duff & Phelps Utility and Corporate Bond Trust Inc.
Market Value	16.6%	4.4%	4.4%	3.6%
Net Asset Value	9.5%	3.5%	3.1%	4.3%
Bloomberg Barclays U.S. Aggregate Bond Index[1]	8.7%	4.0%	3.1%	3.8%

[1]

The Bloomberg Barclays U.S. Aggregate Bond Index (formerly known as the Barclays U.S. Aggregate Bond Index) is a broad-based benchmark that measures the investment grade, U.S. dollar-denominated, fixed-rate taxable bond market, including Treasuries, government-related and corporate securities, residential mortgage-backed securities (agency fixed-rate and hybrid adjustable-rate mortgage passthroughs), asset-backed securities, and commercial mortgage-backed securities. The index is calculated on a total return basis and rebalanced monthly. Income generated during the month is held in the index without a reinvestment return until month-end when it is removed from the index. The index is unmanaged; its returns do not reflect any fees, expenses, or sales charges and it is not available for direct investment. Source: Bloomberg L.P.

Consistent with the Board’s and the Adviser’s long-term focus, as of December 31, 2019, the Fund’s ten year annualized total return at net asset value was 4.3%, which was 0.5% above the 3.8% return on the Bloomberg Barclays Aggregate Bond index for the same time period.

5.	The Fund’s discount is far less significant than suggested by the Opportunist

The Opportunist asserts that the Fund has experienced “a persistently wide discount” related to its performance, but a fairer and more accurate assessment indicates otherwise. As of December 31, 2019, the Fund’s discount was a modest 4.0%. Closed-end funds traditionally trade at a discount or premium to net asset value due to a variety of factors. Over the past few years, closed-end funds as a group have mostly continued to exhibit discounts and, during this period, the Fund’s discount has been only modestly larger than the median discount of the Fund’s Lipper category. As of December 31, 2019, the median discount of the Fund’s Lipper category was 1.9%.

6.	The Board periodically considers and takes actions to reduce the Fund’s discount—actions that are more protective of shareholders than the drastic actions contemplated by the Opportunist’s Proposal

The Board regularly reviews the Fund’s discount and ways to enhance shareholder value. As part of its evaluation of options to reduce the Fund’s discount and potentially enhance shareholder value, the Board seeks to proactively take action and will do so when deemed to be in the best interest of long-term shareholders.

7.	The Opportunist’s Proposal is not binding and would require subsequent action

The Opportunist’s Proposal is not binding as to the actions that the Board or the Fund ultimately must take; if it were to be approved, it would only require the Board to consider certain actions. Moreover, under Maryland law and the 1940 Act, a separate shareholder vote, in addition to Board approval, would be required to dissolve the Fund in a complete liquidation or convert the Fund to an open-end fund or ETF. The Fund, and, ultimately, its shareholders, would bear the substantial and duplicative costs of holding such a shareholder vote, including, but not limited to, the costs and expenses incurred in connection with the preparation, printing and mailing of proxy materials, and the fees and expenses incurred in connection with the solicitation of proxies from the Fund’s shareholders, which in the aggregate are expected to be substantial. Moreover, an affirmative vote on the Opportunist’s Proposal does not allow shareholders to choose or indicate a preference between liquidating the Fund or converting it to an open-end fund or ETF. In fact, in the exercise of prudence, prior to even commencing a tender offer, the Board would first have to consider each alternative and select one that would be offered to shareholders for an additional vote. This action would be costly, time consuming and uncertain in its outcome. The Opportunist does not address these additional costs or approvals in its supporting statement and, in doing so, has not provided shareholders with a full and accurate picture of the additional and potentially burdensome actions that would be required on the part of the Fund and the shareholders in connection with a tender offer and a subsequent liquidation or conversion. The supporting statement of the Opportunist also does not address the uncertainty that shareholders will face at the time of voting on the Opportunist’s Proposal as to the future state of the Fund and their investment therein. Consequently, the Opportunist has not presented a complete plan and, in our view, its supporting statement does not reflect the true cost and impact of an affirmative vote on the Opportunist’s proposal.

THE BOARD, INCLUDING THE INDEPENDENT DIRECTORS,

UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE

“AGAINST” THE OPPORTUNIST’S PROPOSAL.

OTHER BUSINESS

Management is not aware of any other matters that will come before the meeting. If any other business should come before the meeting, however, your proxy, if signed and returned, will give discretionary authority to the persons designated in it to vote according to their best judgment.

OTHER INFORMATION

The Adviser. Duff & Phelps Investment Management Co. acts as investment adviser for the Fund. The address of the Adviser is 200 S. Wacker Drive, Suite 500, Chicago, Illinois 60606. The Adviser (together with its predecessor) has been in the investment management business for more than 75 years and, as of November 30, 2019, had approximately $11.0 billion in client accounts under discretionary management. The Adviser is an indirect, wholly-owned subsidiary of Virtus, a public company whose common stock is traded on the NASDAQ Global Market under the trading symbol “VRTS.”

The Administrator. Robert W. Baird & Co. Incorporated (“Baird”) serves as administrator of DUC. The address of Baird is 500 West Jefferson Street, Louisville, KY 40202. Founded in 1919, Baird is an employee-owned, international financial services firm with more than $285 billion in client assets. Baird provides private wealth management, asset management, investment banking, capital markets and private equity services to clients through its offices in the United States, Europe and Asia. In October 2019, Baird became the successor by merger to Hilliard Lyons, which it acquired in April 2019.

Shareholders. The following table shows shares of common stock of the Fund as to which each director and director nominee, and all directors and executive officers of the Fund as a group, had or shared power over voting or disposition at October 31, 2019. Shares are held with sole power over voting and disposition except as noted. The shares of common stock held by each of the persons listed below and by all directors and executive officers as a group represented less than 1% of the outstanding common stock of the Fund.

Shares of common stock
Donald C. Burke(1)	1,500
Robert J. Genetski	1,000
Philip R. McLoughlin	483
Geraldine M. McNamara(1)	3,803
Eileen A. Moran	10,838
Nathan I. Partain(1)(2)	6,216
David J. Vitale(2)	None
Directors and executive officers as a group(1)(2)(3)	25,240

(1)

Mr. Burke had shared power to vote and/or dispose of 1,500 of the shares listed as owned by him. Ms. McNamara had shared power to vote and/or dispose of 3,803 of the shares listed as owned by her. Mr. Partain had shared power to vote and/or dispose of 6,216 of the shares listed as owned by him. The directors and executive officers, in the aggregate, had shared power to vote and/or dispose of 12,919 of the shares listed as owned by the directors and executive officers as a group.

(2)

Mr. Partain disclaims beneficial ownership of 6,216 of the shares listed as owned by him. The directors and executive officers, in the aggregate, disclaim beneficial ownership of 6,216 of the shares listed as owned by the directors and executive officers as a group.

(3)	The group of directors and executive officers consists of 12 individuals.

To the Fund’s knowledge, the only persons (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “1934 Act”)) who beneficially own more than 5% of any class of the Fund’s voting securities (as determined in accordance with Rule 13d-3 under the 1934 Act) are the persons identified in the following table. Except as otherwise indicated, the information in this table is based on information provided in Schedule 13D and 13G filings made with the Securities and Exchange Commission by each of the persons listed.

Name of Beneficial Owner	Class of Shares	Number of Shares	Percentage of Class
1607 Capital Partners, LLC (“1607 Capital”)(1) 13 S. 13th Street, Suite 400, Richmond, Virginia 23219	Common stock	1,394,329	5.07%

Sit Investment Associates, Inc. (“SIA”)(2) 3300 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402	Common stock	3,821,246	13.90%

Karpus Management, Inc. (“Karpus Investment Management”)(3) 183 Sully’s Trail, Pittsford, New York 14534	Common stock	7,306,730	26.58%

Wells Fargo & Company (“WFC”)(4) 420 Montgomery Street, San Francisco, California 94163	Common stock	1,530,769	5.57%

Wells Capital Management Incorporated (“Wells Capital”) 525 Market St, 10th Floor, San Francisco, California 94105

(1)	Based on a Schedule 13G filed by 1607 Capital on February 14, 2019. In that filing, 1607 Capital stated that it has sole voting and dispositive power over all securities owned by it.
(2)

Based on a Schedule 13G/A filed by SIA on February 5, 2019. In that filing, SIA stated that it is the investment adviser for fourteen mutual funds and that it has sole voting and dispositive power over all securities owned by it and the mutual funds it advises.

(3)

Based on a Schedule 13D/A filed by Karpus Investment Management and George W. Karpus, the President and CEO of Karpus Investment Management, on September 16, 2019, (i) Karpus Investment Management has sole voting and dispositive power over 7,287,855 of the shares listed, and (ii) Mr. Karpus may be deemed the beneficial owner of 18,875 shares held by the Karpus Investment Management Profit Sharing Plan Fund B—Conservative Bond Fund and the Karpus Investment Management Defined Benefit Plan and has shared voting and dispositive power over such shares. Each of Karpus Investment Management and Mr. Karpus disclaims beneficial ownership of such shares except to the extent of its or his pecuniary interest therein.

(4)

Based on a Schedule 13G/A filed by or on behalf of WFC and Wells Capital on September 10, 2019, (i) WFC has sole voting and dispositive power over 1 of the shares listed and shared voting and dispositive power over 1,530,768 of the shares listed, (ii) Wells Capital has shared power to vote 684,289 of the shares listed and shared dispositive power over 1,525,933 of the shares listed, and (iii) Wells Fargo Clearing Services, LLC has voting and dispositive power over an indeterminate number of shares.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 30(h) of the 1940 Act imposes the filing requirements of Section 16 of the 1934 Act upon (i) the Fund’s directors and officers, (ii) the Fund’s investment adviser and certain of their affiliated persons and (iii) every person who is directly or indirectly the beneficial owner of more than 10% of any class of the Fund’s outstanding securities (other than short-term paper). Based solely on a review of the copies of Section 16(a) forms furnished to the Fund, or written representations that no Forms 5 were required, the Fund believes that during the Fund’s most recently completed fiscal year all such filing requirements were complied with.

Report of the Audit Committee. The Fund’s independent directors comprise the audit committee of the Fund and act under a written charter which sets forth the audit committee’s responsibilities. A copy of the audit committee charter is available on the Fund’s website at www.dpimc.com/duc and in print to any shareholder who requests it. Each of the members of the audit committee is independent as defined in the listing standards of the New York Stock Exchange. In connection with the audit of the Fund’s 2019 audited financial statements, the audit committee: (1) reviewed and discussed the Fund’s 2019 audited financial statements with management, (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, (3) received and reviewed the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and (4) discussed with the independent accountant its independence from the Fund and its management. Based on the foregoing reviews and discussions, the audit committee recommended to the board of directors that the Fund’s audited financial statements be included in the Annual Report to Shareholders for filing with the Securities and Exchange Commission.

The Audit Committee

Donald C. Burke (Chairman)

Robert J. Genetski

Philip R. McLoughlin

Geraldine M. McNamara

Eileen A. Moran

David J. Vitale

Independent Registered Public Accounting Firm. The 1940 Act requires that the Fund’s independent registered public accounting firm be selected by the vote, cast in person, of a majority of the members of the Board who are not interested persons of the Fund. In addition, the listing standards of the New York Stock Exchange vest the audit committee, in its capacity as a committee of the Board, with responsibility for the appointment, compensation, retention and oversight of the work of the Fund’s independent registered public accounting firm. In accordance with the foregoing provisions, the firm of Ernst & Young LLP (“Ernst & Young”) has been selected as independent registered public accounting firm of the Fund to perform the audit of the financial books and records of the Fund for the fiscal year ending October 31, 2020. A representative of Ernst & Young is expected to be present at the annual meeting of shareholders and will be available to respond to appropriate questions and will have an opportunity to make a statement if the representative so desires.

Pre-Approval of Audit and Non-Audit Services. The Fund is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Fund’s audit committee is required to pre-approve the audit and non-audit services performed by the independent accountant in order to assure that they do not impair the independent accountant’s independence from the Fund. Accordingly, the Fund’s audit committee has adopted a joint audit and non-audit services pre-approval policy (the “Joint Audit Committee Pre-Approval Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent accountant may be pre-approved. Each engagement of an independent accountant to render audit or non-audit services to the Fund must be either (i) a specific service pre-approved by the Fund’s audit committee or the chairman of the audit committee, to whom the committee has delegated the authority to grant such pre-approvals between scheduled meetings of the committee, or (ii) come within the scope of a general pre-approval granted under the Joint Audit Committee Pre-Approval Policy. As provided in the Joint Audit Committee Pre-Approval Policy, unless a type of service has received general pre-approval (i.e., the proposed services are pre-approved without consideration of specific case-by-case services by the audit committee), then the service will require specific pre-approval by the audit committee if the proposed service is to be provided by the independent accountant. As provided in the Joint Audit Committee Pre-Approval Policy, any proposed services exceeding pre-approved cost levels or budgeted amounts require specific pre-approval by the audit committee. In deciding whether to grant pre-approval for such services, the audit committee, or the chairman of the audit committee acting under delegated authority, as the case may be, will consider whether such services are consistent with the SEC’s rules on auditor independence. Additionally, the audit committee, or the chairman of the audit committee acting under delegated authority, as the case may be, will also consider whether the independent accountant is best positioned to provide the most effective and efficient service, after considering a number of factors as a whole, with no one factor being necessarily determinative.

The Fund’s audit committee is also required to pre-approve its accountant’s engagements for non-audit services rendered to the Adviser and any entity controlling, controlled by or under common control with the Adviser that provides ongoing services to the Fund, if the engagement relates directly to the operations and financial reporting of the Fund. In deciding whether to grant pre-approval for such non-audit services, the audit committee or the chairman of the audit committee, as the case may be, considers whether the provision of such non-audit services is compatible with maintaining the independence of the Fund’s accountants.

Audit and Non-Audit Fees. The following table sets forth the aggregate audit and non-audit fees billed to the Fund for each of the last two fiscal years for professional services rendered by Ernst & Young. For purposes of this table, to the extent the amount of a fee for a pre-approved service is known as of the date of this report, such fee amount has been allocated to the fiscal year to which the applicable service relates, even in cases where the Fund has not yet been billed for such service.

	Fiscal year ended October 31, 2019	Fiscal year ended October 31, 2018
Audit Fees(1)	$56,000	$56,000
Audit-Related Fees(2)(6)	0	0
Tax Fees(3)(6)	8,350	8,350
All Other Fees(4)(6)	0	0
Aggregate Non-Audit Fees(5)(6)	8,350	8,350

(1)

Audit Fees are fees billed for professional services rendered by the Fund’s principal accountant for the audit of the Fund’s annual financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees are fees billed for assurance and related services by the Fund’s principal accountant that are reasonably related to the performance of the audit of the Fund’s financial statements and are not reported under the caption “Audit Fees.”

(3)

Tax Fees are fees billed for professional services rendered by the Fund’s principal accountant for tax compliance, tax advice and tax planning. In both years shown in the table, such services consisted of preparation of the annual federal and state income tax returns and excise tax returns for the Fund.

(4)

All Other Fees are fees billed for products and services provided by the Fund’s principal accountant, other than the services reported under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

(5)

Aggregate Non-Audit Fees are non-audit fees billed by the Fund’s accountant for services rendered to the Fund, the Adviser and any entity controlling, controlled by or under common control with the Adviser that provides ongoing services to the Fund. During both years shown in the table, no portion of such fees related to services rendered by the Fund’s accountant to the Adviser or to any entity controlling, controlled by or under common control with the Adviser that provides ongoing services to the Fund.
(6)

No portion of these fees was approved by the audit committee after the beginning of the engagement pursuant to the waiver of the pre-approval requirement for certain de minimis non-audit services described in Section 10A of the 1934 Act and applicable regulations.

Communications with the Board by Shareholders and Other Interested Persons. The Board has adopted the following procedures for shareholders and other interested persons to send communications to the Board. Shareholders and other interested persons may mail written communications to the full Board, to committees of the Board or to specified individual directors in care of the Secretary of the Fund, 200 S. Wacker Drive, Suite 500, Chicago, Illinois 60606. All such communications received by the Secretary will be forwarded promptly to the full Board, the relevant Board committee or the specified individual directors, as applicable, except that the Secretary may, in good faith, determine that a communication should not be so forwarded if it does not reasonably relate to the Fund or its operations, management, activities, policies, service providers, Board, officers, shareholders, or other matters relating to an investment in the Fund or is purely ministerial in nature. The Fund’s directors are encouraged to attend the annual meeting of shareholders. All of the individuals who were directors of the Fund at the time of the March 11, 2019 annual meeting of the Fund’s shareholders were in attendance at that meeting.

Shareholder Proposals and Nominations. In order for any shareholder proposal or director nomination to be considered for inclusion in the Fund’s proxy statement and form of proxy for the 2021 annual meeting of shareholders, such proposal or nomination must be received by the Secretary of the Fund no later than September 18, 2020. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the 1934 Act, the Fund may solicit proxies in connection with the 2021 annual meeting which confer discretionary authority to vote on any shareholder proposals of which the Secretary of the Fund does not receive notice by December 2, 2020. Any notice of a shareholder proposal or director nomination must conform to the requirements in the Fund’s bylaws. Copies of the bylaws of the Fund may be requested from the Secretary of the Fund, 200 S. Wacker Drive, Suite 500, Chicago, Illinois 60606.

Solicitation of Proxies. Proxies will be solicited by mail. Proxies may be solicited by Fund personnel personally or by telephone, postal mail or electronic mail, but such persons will not be specially compensated for such services. The Fund will inquire of any record holder known to be a broker, dealer, bank or other nominee as to whether other persons are the beneficial owners of shares held of record by such persons. If so, the Fund will supply additional copies of solicitation materials for forwarding to beneficial owners, and will make reimbursement for reasonable out-of-pocket costs. In addition, the Fund has retained Di Costa Partners LLC (“DCP”) to assist with solicitation of proxies. The Fund anticipates that the cost of retaining DCP will be up to approximately $117,500, including reimbursement of reasonable out-of-pocket expenses. DCP anticipates that approximately 15 of its employees or other persons will be involved in soliciting shareholders of the Fund. In addition to solicitation services to be provided by DCP, the Fund’s officers and employees of the Adviser (none of whom will receive additional compensation therefor) may solicit proxies by telephone, mail, e-mail and personal interviews. Brokerage houses, banks and other fiduciaries may be requested to forward proxy solicitation material to their principals to obtain authorization for the execution of proxies, and will be reimbursed by the Fund for such out-of-pocket expenses. If you have questions about the proposals described in the proxy statement or about voting procedures, please call the Fund’s proxy solicitor, Di Costa Partners LLC, toll free at (833)892-6624.

Further Information About Voting and the Annual Meeting. A majority of the outstanding shares of the Fund entitled to vote at the annual shareholder meeting shall constitute a quorum for purposes of conducting business.

The Board has fixed the close of business on December 27, 2019 as the record date for the determination of shareholders of the Fund entitled to notice of, and to vote at, the annual meeting. Shareholders of the Fund on that date will be entitled to one vote on each matter to be voted on for each share held.

Instructions regarding how to vote via telephone or the Internet are included on the enclosed proxy card. The required control number for Internet and telephone voting is printed on the enclosed proxy card. The control number is used to match proxy cards with shareholders’ respective accounts and to ensure that, if multiple proxy cards are executed, shares are voted in accordance with the proxy card bearing the latest date.

If you wish to attend the annual meeting and vote in person, you will be able to do so. If you intend to attend the annual meeting in person and you are a record holder of the Fund’s shares, in order to gain admission you will be required to show photographic identification, such as your driver’s license. If you intend to attend the annual meeting in person and you hold your shares through a bank, broker or other custodian, in order to gain admission you will be required to show photographic identification, such as your driver’s license, and satisfactory proof of ownership of shares of the Fund, such as your voting instruction form (or a copy thereof) or broker’s statement indicating ownership as of a recent date. If you hold your shares in a brokerage account or through a bank or other nominee, you will not be able to vote in person at the annual meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other nominee and present it at the annual meeting.

All shares represented by properly executed proxies received prior to the annual meeting will be voted at the annual meeting in accordance with the instructions marked thereon or otherwise as provided therein. If any other business is brought before the annual meeting, your shares will be voted at the proxies’ discretion. If you sign the proxy card, but do not fill in a vote, your shares will be voted “FOR ALL” of the nominees for director and “AGAINST” the shareholder proposal, in accordance with the recommendation of the Board.

Shareholders who execute proxy cards or record their voting instructions via telephone or the Internet may revoke their proxies at any time prior to the time they are voted by giving written notice to the Secretary of the Fund, by delivering a subsequently dated proxy (including via telephone or the Internet) prior to the date of the annual meeting or by attending and voting at the annual meeting. Merely attending the annual meeting, however, will not revoke a previously submitted proxy.

Annual Report. The Fund will provide without charge to any shareholder who so requests, a copy of the Fund’s annual report for the Fund’s most recently completed fiscal year. The annual reports for the Fund are available by calling Baird toll-free at (833) 604-3163 and are also available on the Fund’s web site at www.dpimc.com/duc.

General. A list of shareholders of the Fund entitled to be present and vote at the annual meeting will be available at the offices of the Fund, 200 S. Wacker Drive, Suite 500, Chicago, Illinois 60606, for inspection by any shareholder during regular business hours for ten days prior to the date of the meeting.

Failure of a quorum of shareholders of the Fund to be present at the annual meeting will necessitate adjournment of the meeting and will give rise to additional expense.

EVERY SHAREHOLDER VOTE IS IMPORTANT. WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

January 16, 2020

AUTHORIZED SIGNATURE(S) This section must be completed for your vote to be counted. Please complete, sign and return this card as soon as possible. Date Signature(s) and Title(s), if applicable (Sign in the box) Note: Please sign exactly as your name(s) appear(s) on this proxy card, and date it. If shares are held jointly, one or more owners should sign personally. When signing as attorney, executor, administrator, trustee, officer of corporation or other entity or in another representative capacity, please give the full title under the signature. DUC_100020_032420 1. Read the proxy statement and have the proxy card at hand. 2. Call toll-free 866-855-9702 3. Follow the simple instructions. 1. Read the proxy statement. 2. Check the appropriate box(es) on the reverse side. 3. Sign, date and return the proxy card in the envelope provided. 1. Read the proxy statement and have the proxy card at hand. 2. Go to www.proxyvotenow.com/DUC 3. Follow the simple instructions. Vote by Telephone Vote Online CONTROL NUMBER DUFF & PHELPS UTILITY AND CORPORATE BOND TRUST INC. PROXY IN CONNECTION WITH THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 24, 2020 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned shareholder of Duff & Phelps Utility and Corporate Bond Trust Inc. (the “Fund”) hereby appoints Daniel J. Petrisko, Alan M. Meder and William J. Renahan, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote, as indicated herein, all shares of the Fund standing in the name of the undersigned at the close of business on December 27, 2019, at the Annual Meeting of Shareholders of the Fund to be held at the offices of Duff & Phelps Investment Management Co., 200 South Wacker Drive, Suite 500, Chicago, Illinois 60606, on Tuesday, March 24, 2020 at 9:00 a.m., Central Time, and at any and all adjournments thereof (the “Meeting”), with all of the powers the undersigned would possess if then and there personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the proposals, as more fully described in the Proxy Statement for the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of the Fund and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH NOMINEE PRINTED ON THE REVERSE SIDE OF THIS CARD, AGAINST THE SHAREHOLDER PROPOSAL (PROPOSAL 2) AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING. Vote by Mail

DUC_100020_032420 EVERY SHAREHOLDER’S VOTE IS IMPORTANT THE BOARD OF DIRECTORS, INCLUDING THE INDEPENDENT DIRECTORS, UNANIMOUSLY RECOMMENDS A VOTE FOR EACH NOMINEE IN PROPOSAL 1. INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “FOR ALL EXCEPT” box and write the name of the nominee for which you would like to withhold authority on the following line. THE BOARD OF DIRECTORS, INCLUDING THE INDEPENDENT DIRECTORS, UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 2. PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE In their discretion, the Proxies are authorized to vote on any other business as may properly come before the Meeting or any adjournment(s) thereof. TO VOTE – Mark boxes below in blue or black ink as shown in this example: 1. Election of Directors of the Fund (01) Geraldine M. McNamara (02) David J. Vitale 2. Shareholder Proposal: BE IT RESOLVED, the shareholders of the Duff & Phelps Utility and Corporate Bond Trust Inc. (“DUC” or the “Fund”) request that the Board of Directors (the “Board”) promptly consider authorizing a self-tender offer for all outstanding common shares of the Fund at or close to net asset value (“NAV”). If more than 50% of the Fund’s outstanding common shares are tendered, the tender offer should be cancelled and the Board should take the steps necessary to liquidate, merge, or convert the Fund to an open-end mutual fund or exchange traded fund. 3. Transact such other business as may properly come before the meeting, or any adjournment or postponement thereof. FOR ALL WITHHOLD ALL FOR ALL EXCEPT FOR AGAINST ABSTAIN